Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Firm S-1 of our report dated February 8, 2017, relating to the consolidated financial statement of TimefireVR Inc. and its subsidiaries appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

/S/ Berkower LLC

Iselin, New Jersey

February 8, 2017